Exhibit (m)(1)(i)

January 16, 2008

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Waiver of Fee Payable under the Amended and Restated Shareholder Services and Distribution Plan for the Class S Shares

Ladies and Gentlemen:

By this letter dated January 1, 2008, we have agreed to waive the distribution fees payable to us under the Amended and Restated Shareholder Services and Distribution Plan for Class S Shares of ING WisdomTree SM Global High-Yielding Equity Index Portfolio (the “Portfolio”), a series of ING Variable Portfolios, Inc., of 0.06% of the 0.25% service/distribution fees, otherwise receivable by us, so that the fees collected will not exceed 0.19% for Class S Shares of the Portfolio for the period from January 16, 2008 through and including May 1, 2009.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:
ING Variable Portfolios, Inc.
(on behalf of ING Growth and Income Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC